CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form N-14 (File No. 333-225909) (the “Registration Statement”) of our report dated May 21, 2018, relating to the financial statements and financial highlights of Ivy European Opportunities Fund and Ivy International Core Equity Fund, two of the series constituting Ivy Funds, appearing in the Annual Report on Form N-CSR of the Ivy Funds for the year ended March 31, 2018. We also consent to the references to us under the headings “Other Service Providers” and “Appendix A — Form of Agreement and Plan of Reorganization” in the Combined Prospectus and Proxy Statement, which is part of such Registration Statement, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus dated July 31, 2018, and “Custodial and Auditing Services” and “Financial Statements” in the Statement of Additional Information dated July 31, 2018, which are incorporated by reference and are a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Kansas City, Missouri
August 7, 2018